Exhibit 99.1

METHODE ELECTRONICS, INC. ANNOUNCES CFO CHANGE
Chicago, IL -March 12, 2018 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced Vice President and Chief Financial Officer John Hrudicka has left the Company effective today to pursue other opportunities. Ronald Tsoumas, currently Methode’s controller and treasurer, has been promoted to succeed Hrudicka.
Tsoumas, a 34-year veteran of the Company, most recently served as the Company's corporate controller and treasurer since July 2007. Tsoumas will oversee the company's global finance and corporate development functions.
"I am pleased to announce Ron’s well-deserved promotion to chief financial officer," said President and CEO Donald Duda. "Ron has done an outstanding job in his role as controller for the past 11 years, and with his deep understanding of our business, he is well suited to lead our finance team as CFO. Ron’s broad-based experience gives him a solid platform to ensure a smooth transition of executive leadership. I would like to thank John for his contributions during his tenure as chief financial officer and wish him well in all of his future endeavors.”
Tsoumas has worked in several financial management roles at the Company, including corporate controller and treasurer, assistant corporate controller, global segment controller and business unit controller. Tsoumas is a certified public accountant and earned a Bachelor’s of Science degree in accounting and finance from Eastern Illinois University, a Master’s degree in Accountancy from Roosevelt University and a Master of Business Administration in corporate finance, business strategy and corporate business law from Keller Graduate School of Management.
About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in Belgium, Canada, China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.
For Methode Electronics, Inc.:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com